Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-74980 on Form N-1A of our report dated March 29, 2011, relating to the financial statements and financial highlights of Morgan Stanley U.S. Government Money Market Trust (the “Fund”) for the year ended January 31, 2011, which reference appears in the audited financial statements dated January 31, 2012 of the Fund that are incorporated by reference in the Statement of Additional Information dated May 31, 2012 (“SAI”), which is part of such Registration Statement.

We also consent to the references to us under the captions “Financial Highlights” in the Prospectus, and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the SAI, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 23, 2012